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                                 August 15, 2002

Board of Directors
Host Marriott Corporation
6903 Rockledge Drive
Suite 1500
Bethesda, Maryland 20817

Ladies and Gentlemen:

     We are acting as counsel to Host Marriott Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the proposed public offering of (i) up to 6,875,844 shares (together with the Rights (as defined below), the "Shares") of the Company's Common Stock, par value $.01 per share, which may be offered by certain holders (the "Selling Shareholders") of units of limited partnership interest ("OP Units") of Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), if and to the extent the Company issues the Shares to the Selling Shareholders upon redemption of OP Units held by the Selling Shareholders and (ii) the associated rights to purchase shares of Series A Junior Participating Preferred Stock of the Company (the "Rights") to be issued pursuant to the Rights Agreement (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2. Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., dated as of December 30, 1998, as amended (the "Host LPA").

     3. The Agreement to Issue Partnership Units, Hold Certain Property and Maintain Certain Indebtedness, dated as of December 30, 1998 (the "Original Issuance Agreement"), by and among the Operating Partnership, Pacific Gateway, Ltd.,


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Board of Directors
Host Marriott Corporation
August 15, 2002
Page 2



          Landmark Hospitality Services, Inc. (f.k.a. Torrey Hotel Enterprises, Inc.), Torrey Hotel Enterprises, Ltd., Interhotel Company, Ltd., Summit Resources, Ltd. and Douglas F. Manchester, as amended by a First Amendment to Agreement to Issue Partnership Units, Hold Certain Property and Maintain Certain Indebtedness, dated as of June 15, 2001, by and among the Company and the parties to the Original Issuance Agreement.

     4. The Waiver of Holding Period, dated as of April 11, 2002, by and among the Company, the Operating Partnership, Landmark Hospitality Services, Inc. (f.k.a. Torrey Hotel Enterprises, Inc.), Interhotel Company, Ltd., Summit Resources, Ltd. and Douglas F. Manchester.

     5. The Amended and Restated Articles of Incorporation of the Company and all Articles Supplementary to the Amended and Restated Articles of Incorporation of the Company (the "Articles"), as certified by the Department of Assessments and Taxation of the State of Maryland on August 2, 2002 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

     6. The Bylaws of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

     7. The Rights Agreement, dated as of November 23, 1998, between the Company and Bank of New York, as rights agent (the "Rights Agent"), and Amendment No. 1 to Rights Agreement, dated as of December 18, 1998, between the Company and the Rights Agent (collectively, the "Rights Agreement").

     8. Certain resolutions of the Board of Directors of the Company adopted at a special meeting of the Board held on November 23, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect,


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Board of Directors
Host Marriott Corporation
August 15, 2002
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          relating to, among other things, the execution of the Rights
          Agreement.

     9. Certain resolutions of the Board of Directors of the Company adopted at a special meeting of the Board held on December 18, 1998, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, approval of the execution of Amendment No. 1 to Rights Agreement.

     10. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board held on May 16, 2002, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and registration of the Shares.

     In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

     For purposes of this opinion letter, we have also assumed that (i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) with respect to the dividend declared to distribute the Rights under the Rights Agreement, the Company complied with the applicable sections of Maryland General Corporation Law concerning the funds from which dividends may be paid and the solvency of the Company before and after giving effect thereto. In addition, we have assumed that the Shares will not be issued in violation of the ownership limit contained in

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Board of Directors
Host Marriott Corporation
August 15, 2002
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the Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered in the manner and on the terms described in the Host LPA, the Shares will be validly issued, fully paid and nonassessable.

     The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Maryland General Corporation Law.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Hogan & Hartson L.L.P.
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                                            HOGAN & HARTSON L.L.P.